Kingsbarn Tactical Income ETF 485BPOS

Exhibit (h)(17)

AMENDMENT NO. 12

TO

SERVICES AGREEMENT

This AMENDMENT No. 12 (“Amendment”) is made as of December 20, 2022, by and among ETF Opportunities Trust (“Client”) and Citibank, N.A. (“Citibank”), and Citi Fund Services Ohio, Inc. (“CFSO”, together with Citibank, the “Service Provider” and, with the Client, the “Parties”), to that certain Services Agreement dated May 14, 2020, between the Client and Service Provider (“Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, pursuant to the Agreement, Service Provider performs certain services for the Client; and

WHEREAS, the Parties agree to amend the List of Funds to rename the following Fund to the portfolio of the Client: (i) Kingsbarn Tactical Income ETF to Kingsbarn Dividend Opportunity ETF.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Client and Service Provider hereby agree as follows:

1.	Amendment to Annex 1 – List of Funds.

Annex 1 – Schedule 2 of the Agreement is hereby deleted in its entirety and replaced with the following Annex 1 – Schedule 2 attached to the end of the Amendment.

2.	Representations and Warranties.

a.	The Client represents that it has full power and authority to enter into and perform this Amendment and that it has provided this Amendment to the Board.

b.	The Service Provider represents that it has full power and authority to enter into and perform this Amendment.

3.	Miscellaneous.

a.	This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

b.	Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

c.	Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

d.	This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

[Remainder of page intentionally left blank. Signatures follow on next page.]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

ETF OPPORTUNITIES TRUST

By:	/s/ David A. Bogaert

Name:	David A. Bogaert

Title:	President

Date:	December 20, 2022

CITIBANK, N.A.

By:	/s/ Dominic Crowe

Name:	Dominic Crowe

Title:	President

Date:	February 13, 2023

CITI FUND SERVICES OHIO, INC.

By:	/s/ Dominic Crowe

Name:	Dominic Crowe

Title:	President

Date:	February 13, 2023

Annex 1 – Schedule 2 to Services Agreement

List of Funds

1.	American Conservative Values ETF

2.	American Conservative Values Small-Cap ETF

3.	Real Asset Strategies ETF

4.	Real Asset Strategies (Cayman) Ltd.

5.	Formidable ETF

6.	Formidable Small/Mid Cap ETF

7.	Formidable Fortress ETF

8.	Applied Finance Valuation Large Cap ETF

9.	Alpha Dog ETF

10.	Kingsbarn Tactical Bond ETF

11.	The WealthTrust DBS Long Term Growth ETF

12.	UBC Algorithmic Fundamentals ETF

13.	UBC Algorithmic Income ETF

14.	Kingsbarn Dividend Opportunity ETF

15.	Cultivar ETF

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